                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                              Giga-Tronics Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                375175106
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of  5 Pages
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CUSIP No. 375175106                   13G                 Page  2  of  5
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 1. Name of reporting person
 S.S. or I.R.S. identification No. of above person
                  Montgomery Asset Management, L.P. IRS ID #94-3115321
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 2. Check the appropriate box if a member     (a)  / /
    of a group*                               (b)  / /
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 3. SEC use only

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 4. Citizenship or place of organization
                  California
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Number of shares              5. Sole voting
 beneficially                       power     137,600 shares (as of 12/31/95)
 owned by                    --------------------------------------------------
 each reporting               6. Shared voting
 person with                        power     -0-
                             --------------------------------------------------
                              7. Sole dispositive
                                    power     137,600 shares (as of 12/31/95)
                             --------------------------------------------------
                              8. Shared dispositive
                                    power     -0-
-------------------------------------------------------------------------------
 9. Aggregate amount beneficially owned by each reporting person
                  137,600 shares (as of 12/31/95)
-------------------------------------------------------------------------------
10. Check box if the aggregate amount in row (9) excludes certain shares*
                  Not applicable
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11. Percent of class represented by amount in row 9
                  5.35% (as of 12/31/95)
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12. Type of reporting person*
                  IA
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                    *See instructions

CUSIP No. 375175106                   13G                 Page  2  Of  5
          ----------                                           ---    ---

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 1. Name of reporting person
 S.S. or I.R.S. identification No. of above person
                  Montgomery Micro Cap Fund        IRS # 94-3215737
-------------------------------------------------------------------------------
 2. Check the appropriate box if a member     (a)  /X/
    of a group*                               (b)  / /
-------------------------------------------------------------------------------
 3. SEC use only

-------------------------------------------------------------------------------
 4. Citizenship or place of organization
                  California
-------------------------------------------------------------------------------
Number of shares              5. Sole voting
 beneficially                       power     137,600 shares (as of 12/31/95)
 owned by                    --------------------------------------------------
 each reporting               6. Shared voting
 person with                        power     -0-
                             --------------------------------------------------
                              7. Sole dispositive
                                    power     137,600 shares (as of 12/31/95)
                             --------------------------------------------------
                              8. Shared dispositive
                                    power     -0-
-------------------------------------------------------------------------------
 9. Aggregate amount beneficially owned by each reporting person
                  137,600 shares (as of 12/31/95)
-------------------------------------------------------------------------------
10. Check box if the aggregate amount in row (9) excludes certain shares*
                  Not applicable
-------------------------------------------------------------------------------
11. Percent of class represented by amount in row 9
                  5.35% (as of 12/31/95)
-------------------------------------------------------------------------------
12. Type of reporting person*
                  IV
-------------------------------------------------------------------------------
                    *See instructions

                                  SCHEDULE 13G           Page  3  of  5
                                                              ---    ---


ITEM 1.

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(a)  Name of Issuer
           Giga-Tronics Inc.
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(b)  Address of Issuer's Principal Executive Offices
              4650 Norris Canyon Rd. San Ramon, CA 94583-1320
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ITEM 2.

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(a)  Name of Person Filing
                  Montgomery Asset Management, L.P.
-------------------------------------------------------------------------------
(b)  Address of Principal Business Office
                  600 Montgomery Street, San Francisco, CA 94111
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(c)  Citizenship
                  California Limited Partnership
-------------------------------------------------------------------------------
(d)  Title of Class of Securities
                  Common Stock
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(e)  CUSIP Number

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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

-------------------------------------------------------------------------------
    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Section
            240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)
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                                                          Page  4  of  5
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ITEM 4.  OWNERSHIP

-------------------------------------------------------------------------------
(a) Amount Beneficially Owned
                  137,600 shares (as of 12/31/95)
-------------------------------------------------------------------------------
(b) Percent of Class
                  5.35% (as of 12/31/95)
-------------------------------------------------------------------------------
(c) Number of shares as to which such person has

-------------------------------------------------------------------------------
        (i)   Sole power to vote or to direct the vote
                  137,600 shares
-------------------------------------------------------------------------------
        (ii)  Shared power to vote or to direct the vote
                  -0-
-------------------------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                  137,600 shares
-------------------------------------------------------------------------------
        (iv)  Shared power to dispose or to direct the disposition of
                  -0-
-------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

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If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

-------------------------------------------------------------------------------
                  Not applicable
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

-------------------------------------------------------------------------------
                  Not applicable
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                                                          Page  5  of  5
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

-------------------------------------------------------------------------------
                  Not applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

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                  Not applicable
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ITEM 10. CERTIFICATION


    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                      1/30/96
                                       ----------------------------------------
                                                       (Date)

                                               /s/ Dana Schmidt
                                       ----------------------------------------
                                                    (Signature)

                                               Dana Schmidt - Principal
                                       ----------------------------------------
                                                    (Name/Title)

                                                          Page  5  Of  5
                                                               ---    ---

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

-------------------------------------------------------------------------------
                  Not applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

-------------------------------------------------------------------------------
                  Not applicable
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION


    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       1/29/96
                                       ----------------------------------------
                                                        Date

                                              /s/ Mary Jane Fross
                                       ----------------------------------------
                                                     Signature

                                            Mary Jane Fross - Treasurer
                                       ----------------------------------------
                                                     Name/Title

                                                    Page     of     Pages
                                                         ---    ---


               JOINT FILING AGREEMENT PURSUANT RULE 13d-1(f)(1)


This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Dated:           1/29/           , 1996
       -------------------------


MONTGOMERY MICRO CAP FUND,            MONTGOMERY ASSET MANAGEMENT, L.P.
a series of The Montgomery Funds
                                      By Montgomery Asset Management, Inc.
                                      its general partner



By:     /s/ Mary Jane Fross            By:      /s/ Dana Schmidt
    -------------------------------       --------------------------------
Title: Mary Jane Fross - Treassurer   Title:    Dana Schmidt - Principal
       ----------------------------          -----------------------------